Exhibit 10.1
AGREEMENT FOR SERVICES

This Agreement is made and entered into as of the 7th day of October, 2006 ("Effective Date"), by and between Denise Deng (“Consultant”), and Largo Vista Group, Ltd., a Nevada Corporation ("Client").

In consideration of the mutual covenants contained herein the parties agree as follows:

1.	Services to be rendered by Consultant:

a.
Consultant has been appointed as Chief Financial Officer (CFO) of the client and will perform her duties mainly in the People’s Republic of China. Consultant shall be available, from time to time as required by Client to provide lawful, professional and ethical business consultation services to Client regarding international business operations.

b.	A description of position that CFO should follow and act is attached as Exhibit A to this agreement.

2.	Compensation to Consultant:

a.	Consultant's fees for services performed under this Agreement shall be $18,000 per year at $1,500 per month.

b.
Consultant may, at the option of the Consultant, elect to accept common stock of the Company in lieu of cash. The value of the shares shall be computed based on the closing date of the 1st day of the following month when the payment is due.

c.
Client shall reimburse the Consultant for all expenses incurred in connection with the performance of her duties and responsibilities for Client including, but not limited to, air travel, car rental, hotel accommodations, meals, and other expenses directly related to the rendering of services pursuant to this Agreement.

d.
Consultant should issue an invoice within 5 working days after she receives the service fees each time and deal with any tax issues independently to the proper tax authority without any liability on Client’s side.

3.	Confidentiality and Non-Disclosure:

a.	Consultant has executed a separate Confidentiality Agreement, which is attached as Exhibit B hereto and is incorporated by reference herein.

b.	The obligations stated in this paragraph shall survive the termination of this agreement for a period of one year.

4.  Term and Termination:

This agreement shall continue from the effective date hereof for a term of 12 months. It may be terminated or cancelled by either party giving not less than 30 days written notice thereof.

5. Assignment:
No assignment of this agreement or of any right or obligation hereunder, shall be made by either  party without the written consent of the other party.

6.	Miscellaneous:

a.	Time is of the essence of each provision of this Agreement.

b.	Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval.

c.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, administrators, successors and assigns.

d.	All sums payable under this Agreement shall be paid in lawful money of the United States of America.

e.	This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada.

f.
This Agreement contains all the agreements of the parties and cannot be amended or modified except by a written agreement signed by a duly authorized officer of Client and Consultant and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing.

g.	The definitions contained in this Agreement shall be used to interpret this Agreement.

h.	The captions of this Agreement shall have no effect on its interpretation.

i.	When required by the context of this Agreement, the singular shall include the plural.

j.
All notices provided in this Agreement shall be in writing and shall be sufficient if sent by registered United States mail or by personal service to the address of each party as set forth below or any other address provided by each party to the other in writing subsequent to the execution of this Agreement.

k.	The unenforceability, invalidity, or illegality of any provision shall not render any other provision of this Agreement unenforceable, invalid, or illegal.

l.
Neither any failure nor any delay on the part of either party hereto in exercising any right, power, or privilege under this Agreement or at law shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

m.	The parties shall execute and deliver all documents and perform all further acts that may be reasonably necessary to effectuate the provisions of this Agreement.

n.
If any party to this Agreement is in default, and the non-defaulting party commences legal action against the defaulting party, the non-defaulting party shall be entitled to have and recover from the defaulting party reasonable Consultant’s fees and costs of bringing the action.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 7th day of  October, 2006.

Consultant      Largo Vista Group, Ltd.
By:_/s/ Denise Deng___    By:_/s/ Albert Figueroa__
Denise Deng, CFO    Albert Figueroa, Director

Exhibit A

CHIEF FINANCIAL OFFICER POSITION DESCRIPTION

(Approved by the Board on September 7, 2006)

The Chief Financial Officer (CFO) of Largo Vista Group, Ltd. (Largo) has the responsibility and specific duties described below.

Appointment
The CFO will be appointed by the Board of Directors (Board) each year and will have the competencies and skills recommended by the Chief Executive Officer (CEO) and the Compensation and Human Resources Committee and determined by the Board.

Responsibility
The CFO provides effective financial leadership for Largo to grow value responsibly, in a profitable and sustainable manner. With the CEO, the CFO sets the “tone” for Management to foster ethical and responsible decision making, appropriate management and best-in-class corporate governance practices.

Specific Duties
The CFO will:

Leadership

1  Provide financial leadership to manage Largo in the best interests of its stakeholders.
2	With the CEO, provide leadership in setting the Mission, Vision, Principles, Values, Strategic Plan and Annual Operating Plan of Largo, in conjunction with the Board of Directors (Board).
3
With the CEO, lead the growth of Largo’s global business in a profitable and sustainable manner through resourceful people, capitalizing on superior assets and innovation and operating in a socially responsible manner.

Corporate Social Responsibility, Ethics and Integrity

4	Serve as Largo’s governance liaison to financial agencies.
5	With the CEO, provide leadership to Management in support of Largo’s commitment to Corporate Social Responsibility.
6	Foster ethical and responsible decision making by Management.

Governance

7	Communicate in a timely fashion with the Audit and Conduct Review Committee, the Finance Committee and the Board on material financial and accounting matters affecting Largo.

Disclosure

8	With the CEO and other members of Management, as needed, ensure appropriate and timely disclosure of material information.

Strategic Planning

9	With the CEO, ensure the development of a Strategic Plan for Largo to maximize shareholder value and recommend it to the Board for review and, in the Board’s discretion, approval.
10	With the CEO, ensure the implementation of the Strategic Plan and report to the Board in a timely manner on deviations from the Strategic Plan or any parameters established by the Board.

Financial and Accounting Management

11
Establish and standardize corporate governance in connection of corporate finance and provide general supervision and management of the day-to-day financial and accounting affairs of Largo, consistent with decisions requiring prior approval of the Board and the Board’s expectations of Management.

12	With the CEO, ensure the development of an Annual Operating Plan including business plans, operational requirements, organizational structure, staffing and budgets that support the Strategic Plan.
13
With the CEO, ensure the implementation of the Annual Operating Plan and direct and monitor the activities and resources of Largo, consistent with the strategic direction, financial limits and operating objectives approved by the Board.

14	Ensure Largo maintains an appropriate capital structure to support its Annual Operating Plans and Strategic Plans.
15  Ensure Largo has sufficient liquidity to implement its business plans.
16  Approve commitments within the limits of delegated approval authorities.

Risk Management

17
With the CEO, provide the Board assurance that the proper systems are in place to identify and manage business risks and that such risks are acceptable to Largo and are within the guidelines established by the Finance Committee, the Audit and Conduct Review Committee and the Board.

18	With the CEO, ensure the accuracy, completeness, integrity and appropriate disclosure of Largo’s financial statements and other financial information through appropriate policies and procedures.
19	With the CEO, establish and maintain Largo’s disclosure controls and procedures through appropriate policies and procedures.
20	With the CEO, establish and maintain Largo’s internal controls over financial reporting through appropriate policies and procedures.
21	With the CEO, ensure that Largo has complied with all regulatory requirements for Largo’s financial information, reporting, disclosure requirements and internal controls over financial reporting.
22  Provide required regulatory certifications regarding Largo and its activities.
23	Ensure appropriate financial, risk, accounting and auditing policies and procedures of Largo are developed, maintained, approved and disclosed, as appropriate.

Other

24  Carry out any other appropriate duties and responsibilities assigned by the Board or the CEO.
25
To honor the spirit and intent of applicable law as it evolves, authority to make minor technical amendments to this Position Description is delegated to the Secretary, who will report any amendments to the Corporate Governance and Nominating Committee at its next meeting.

26	Once or more annually, as the Corporate Governance and Nominating Committee decides, this Position Description will be fully evaluated and updates recommended to the Board for consideration.

Exhibit B

CONFIDENTIALITY / NON-DISCLOSURE
AGREEMENT

This AGREEMENT is effective on October 7, 2006 between Largo Vista Group, Ltd., including any of its subsidiaries and/or joint venture partners (hereinafter referred to as "Proponent or Party"), and Denise Deng, consultant of Proponent (hereinafter referred to as "Recipient or Party").

In the course of the proposed and/or future business association for the mutual benefit, it may become necessary for Proponent to make disclosures of trade secrets and confidential information relating to the Proponent's business operations, products, processes, programs, plans, concepts and strategies and especially KEY PERSONAL CONTACTS. Confidential information is further and more specifically defined as follows:

Individual persons representing themselves, their company, their employers; agents representing individuals, companies or business entities to whom the Proponent introduces the Recipient (or vice versa through Proponent’s paid services) or whom the Recipient may meet in the course of attending business meetings at the invitation of the Proponent.

In order to preserve the confidential status of such information, and protect the Proponent from adverse effects of unauthorized use or disclosure of confidential information, the parties hereby make the following agreement:

1.
For purposes of this Agreement "trade secrets" and "confidential information" shall include but are not limited to all information encompassed in all customer files, computer disks and printouts, manuals, business plans, proposals, marketing and sales plans, financial information, costs, pricing information, oral or written communications and all other concepts or ideas related to the business of Proponent. "Key Contacts " shall include persons or entities including, without limitation, individuals, financial institutions, or any other lenders, independent agents, trusts, insurance companies, and/or subsidiaries of the foregoing, as well as any person or entity owning and/or desiring to dispose of, or desiring to acquire, any interest in ownership in any real or personal property.

2.
Recipient agrees to regard and preserve as confidential all trade secrets pertaining to Proponent's business, and will take all reasonable steps to hold such information in confidence, and to preclude disclosure or dissemination thereof to any third party, except as permitted or required in carrying out his (her) obligations herein, without the prior consent of Proponent.

3.
Recipient further agrees that he (she) will not use for his (her) own benefit or purpose, either during the term of this Agreement or thereafter, any trade secret or confidential information or key contact connected with the business, or development of the business of Proponent, without written permission from Proponent.

4.
The obligation of confidentiality imposed by this Agreement shall not apply to any information that was known to Recipient (if he or she is not a paid service provider) prior to the Agreement; that is or becomes public knowledge through no fault of the Recipient; that is furnished to a third party by Proponent without restriction on the third party's right to disseminate the information; that was independently developed by the Recipient and a part of the Recipient's files prior to disclosure by Proponent; or if disclosure and use by the Recipient is permitted by Proponent in writing.

5.
Recipient shall not apply for registration of any trademarks used by Proponent. Recipient shall not use such trademarks of Proponent either on his (her) own products or on the products of others, or in any other way use or authorize the use of such trademarks except as permitted by Proponent in writing.

6. The Term of this agreement shall commence on the Effective Date above and continue for one year. The obligations stated herein with survive for another two years after the termination of this agreement.

This Agreement does not obligate Proponent, in any way, to deliver a commitment of any kind to the Recipient, or commit to him (her) for the performance of any service or the supply of any articles whatsoever; and any and all commitments given to the Recipient by Proponent are subject to the terms and conditions of this Agreement in addition to any terms and conditions therein set forth not inconsistent herewith.

IN WITNESS HEREOF, the parties have executed this agreement effective the date written above.

Proponent:       Recipient:
Largo Vista Group, Ltd.      (Name in print)

/s/ Albert Figueroa      /s/ Denise Deng
______________________     _____________________
Albert Figueroa, Director     Denise Deng, Consultant
Largo Vista Group, Ltd.     Largo Vista Group, Ltd.